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                                                                      EXHIBIT 12

                            NIPSCO INDUSTRIES, INC.

                      Ratio of Earnings to Fixed Charges

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                                                               Year Ended December 31,
                                   -------------------------------------------------------------------------------
                                       1994             1995            1996             1997             1998
                                   ------------     ------------    ------------     ------------     ------------
Earnings as defined in item
 503(d) of Regulation S-K:
 Income before interest
  charges........................ $272,678,294     $284,665,276    $287,877,630     $319,514,639     $338,081,136
 Adjustments-
  Federal income taxes...........  100,320,953       95,676,572      80,626,310       97,010,863      115,799,335
  State income tax...............   15,398,420       15,214,803      12,781,207       16,856,952       16,785,056
  Deferred investment tax
   credit, net...................  (6,499,242)      (7,515,362)     (7,407,813)      (7,375,636)      (7,360,797)
  Deferred income taxes, net..... (11,488,355)      (1,479,358)     21,125,012       (1,466,940)     (22,460,744)
  Federal and state income
   taxes included in other
   income........................ (16,332,753)      (2,698,478)       (206,820)         987,240       (1,900,910)
  Amortization of
   capitalized interest..........     103,130          247,516         247,512                0                0
                                  ------------     ------------    ------------     ------------     ------------
                                  $354,180,447     $384,110,969    $395,043,038     $425,527,118     $438,943,076
                                  ============     ============    ============     ============     ============

Fixed charges as defined in
 item 503(d) of Regulation SK:
 Interest on long-term debt...... $ 78,292,155     $ 82,655,251    $ 84,254,716     $102,842,096     $111,419,929
 Other interest..................   11,650,228       13,561,297      17,759,136       13,453,006       16,536,021
 Amortization of premium,
  reacquisition premium,
  discount and expense on debt,
  net............................    3,897,151        4,401,658       4,605,471        4,718,120        4,589,696
 Interest portion of rent
  expense........................    2,220,575        2,415,111       2,656,116        2,939,650        7,899,302
 Capitalized interest during
  period.........................    2,145,182          234,613               0                0                0
                                  ------------     ------------    ------------     ------------     ------------
                                  $ 98,205,291     $103,267,930    $109,275,439     $123,952,872     $140,444,948
                                  ============     ============    ============     ============     ============

Plus preferred stock dividends:
 Preferred dividend
  requirements of subsidiary..... $  9,912,759     $  9,046,207    $  8,711,985     $  8,691,457     $  8,538,180
 Preferred dividend requirements
  factor.........................         1.47             1.54            1.59             1.54             1.49
                                  ------------     ------------    ------------     ------------     ------------

 Preferred dividend requirements
  of subsidiary..................   14,571,756       13,931,159      13,852,056       13,384,844       12,721,888
 Fixed charges...................   98,205,291      103,267,930     109,275,439      123,952,872      140,444,948
                                  ------------     ------------    ------------     ------------     ------------
                                  $112,777,047     $117,199,089    $123,127,495     $137,337,716     $153,166,836
                                  ============     ============    ============     ============     ============

Ratio of earnings to fixed
 charges.........................         3.14             3.28            3.21             3.10             2.87
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